EXHIBIT 3.4


                            ARTICLES OF AMENDMENT OF
                          ARTICLES OF INCORPORATION OF
                  APPLIANCE RECYCLING CENTERS OF AMERICA, INC.


         The undersigned, as President and Chief Executive Officer of Appliance Recycling Centers of America, Inc., a corporation subject to the provisions of Chapter 302A of the Minnesota Statutes (the "Corporation"), does hereby certify that the following resolutions were adopted by the Corporation's Board of Directors, by the required vote of said Directors, effective as of March 7, 1997, and does hereby further certify that the following resolutions were adopted by the Corporation's Shareholders, by the required vote of said Shareholders on April 24, 1997:

         NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors and Shareholders hereby authorize the amendment of the Corporation's Articles of Incorporation increasing the shares of authorized capital stock from five million (5,000,000) shares, without par value, to ten million (10,000,000) shares, without par value.

         FURTHER RESOLVED, that, to effect said amendment, Article 3, paragraph A of the Corporation's Articles of Incorporation hereby is amended to read as follows:

                          "ARTICLE 3. AUTHORIZED SHARES

                           The total number of shares of stock which the
                  corporation shall have authority to issue is ten million (10,000,000) shares, all of which shares shall be Common Stock without par value."

         FURTHER RESOLVED, that the Corporation's officers are hereby authorized and directed to execute such documents and certificates and to take such other actions and incur such other expenses as they may deem necessary to effectuate the above resolution, including, but not limited to, the execution and filing of Articles of Amendment with the Minnesota Secretary of State.

         IN WITNESS WHEREOF, Appliance Recycling Centers of America, Inc. has caused these Articles of Amendment to be signed by its President and Chief Executive Officer this 24th day of April, 1997.

                                                  /S/ EDWARD R CAMERON
                                                  ------------------------------
                                                  Edward R. Cameron
                                                  President and Chief Executive
                                                  Officer


                                  State of Minnesota
                                  Department of State
                                      Filed
                                  May 27, 1997